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                                                                    Exhibit 99.2

Covalent Group, Inc. to Conduct Additional $2.5 Million Development Studies

     WAYNE, Pa., Aug. 25 -- Covalent Group, Inc. (Nasdaq: CVGR) today announced the signing of contracts with an aggregate value in excess of $2.5 million. The scope of these contracts includes Phase I, II and III clinical trials, a clinical New Drug Application (NDA), as well as Outcomes Research studies.

     Bruce LaMont, President and Chief Executive Officer commented, "We are extremely pleased with this new set of contracts primarily for three reasons. First, they include repeat business from some of our existing and obviously satisfied corporate clients. Second, two of the initiatives represent new business from two large pharmaceutical companies that we are pleased to add to our client list. And third, these contracts along with the previously announced 37,000 patient, $5 million, clinical trial represent only a fraction of our signed letters of intent, which we believe will translate to actual contracts."

     Covalent provides drug development and health management solutions to pharmaceutical and device manufacturers, as well as to managed care organizations. To aid its pharmaceutical and managed care customers, Covalent has developed a disease assessment system using interactive voice recognition technology -- Virtual HouseCall.

     This press release contains forward-looking statements. Actual results might differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent's SEC filings, including periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent's investor relations department.

     Contact Covalent Group on-line: http://www.cracorp.com/